Exhibit 99.1

Seattle Genetics Appoints Dr. Daniel Hoth to Board of Directors

Bothell, WA – March 10, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that Daniel F. Hoth, M.D., a clinical and drug development veteran with more than 25 years of experience, has been appointed to the company’s Board of Directors.

“Dan has significant knowledge in oncology drug development, regulatory affairs and clinical trial design and execution,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “His background and experience will provide a strong addition to Seattle Genetics as we continue to advance our product pipeline, including six ongoing clinical trials of our three lead programs, SGN-30, SGN-40 and SGN-33, and a planned IND for SGN-35 in 2006.”

“I’m very pleased to join the leadership at Seattle Genetics and look forward to working with the rest of the Board and the management team in achieving their goals,” said Dr. Hoth. “The company has an exciting product pipeline of antibody-based therapies that offers potential for the treatment of many types of cancer.”

Daniel F. Hoth, M.D., is currently a consultant to the pharmaceutical and biotechnology industry in drug development and clinical trials. Previously, Dr. Hoth served as Senior Vice President and Chief Medical Officer of Axys Pharmaceuticals, Inc. (now Celera Genomics) and Cell Genesys, Inc. From 1981 to 1993, he held various positions at the National Institutes of Health (NIH), including Director, Division of AIDS at the National Institute of Allergy and Infectious Diseases, and Chief of the Investigational Drug Branch of the National Cancer Institute. Before the NIH, he was on the faculty of the Georgetown University School of Medicine. Dr. Hoth received his M.D. from Georgetown University School of Medicine and A.B. in Psychology from Franklin and Marshall College.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting multiple clinical trials of its three lead product candidates, SGN-30, SGN-40 and SGN-33, and preclinical development of several late-stage programs. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, statements regarding continued advancement of the company’s product pipeline are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com